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                                                               Exhibit 99.(a)(2)


                        AMENDMENT TO PURCHASE AGREEMENT

     This amendment is made and entered into as of August 14, 2000 by and between Futureco Environmental, Inc., a Delaware corporation ("Futureco") and the undersigned stockholder ("Holder") of GZA GeoEnvironmental Technologies, Inc., a Delaware corporation.

     WHEREAS, Futureco and Holder entered into a certain Purchase Agreement as of March 21, 2000 (the "Purchase Agreement"); and

     WHEREAS, the parties wish to amend Section 1(a) of the Purchase Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     The date "September 30, 2000" contained in Section 1(a)(iii) of the Purchase Agreement is deleted, and in place thereof is inserted "December 31, 2000." Except as amended hereby, the Purchase Agreement is hereby ratified and confirmed.

     The parties have caused this Amendment to be duly executed on the date first above written.


                                             FUTURECO ENVIRONMENTAL, INC.


                                             By: /s/ William R. Beloff
                                                -------------------------------
                                                William R. Beloff



                                             HOLDER


                                                 /s/  Illegible
                                              ----------------------------------

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                                           September 12, 2000



Futureco Environmental, Inc.
9 Bridie Lane
Norfolk, MA 02056

        Re:   Amendment to Purchase Agreement dated March 21, 2000
              ----------------------------------------------------

Gentlemen:


     Reference is made to the Purchase Agreement dated March 21, 2000 (the "Purchase Agreement") between the undersigned and Futureco Environmental, Inc. ("Futureco"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. This is to confirm that we have agreed to amend the Purchase Agreement as follows:

     1. For purposes of the definition of the Expiration Date in Section 1(a) of the Purchase Agreement, the date specified in subsection (iii) of Section 1(a) shall be extended from September 30, 2000 to December 31, 2000.

     2. Section 1 of the Purchase Agreement notwithstanding, the undersigned may transfer, as a charitable donation to the Combined Jewish Philanthropies or one or more other non-profit, charitable organizations, up to 20,000 shares of common stock, $.01 par value, of GZA. Any shares so transferred by the undersigned will be excluded from the definition of GZA Securities and will not be subject to the provisions of the Purchase Agreement.

     3. Except as expressly modified hereby, the Purchase Agreement will remain in force and be given effect in accordance with its terms.

     Kindly execute and return the enclosed copy of this letter to signify your agreement with the above.


                                             Very truly yours,


                                             /s/ Donald T. Goldberg
                                             ---------------------------------
                                             Donald T. Goldberg


Accepted and agreed:


FUTURECO ENVIRONMENTAL, INC.


By: /s/ William R. Beloff
-------------------------------------